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                            SHARE PURCHASE AGREEMENT


         made 27 December, 2000, between PRIMANT AB, Norra Vallgatan 72, 21122 Malmo, Sweden, (the "Seller"') and Incubator IT ApS, Sct. Annae Plads 14, 1250 Copenhagen K, Denmark (the "Buyer").

         The parties having reached an understanding with respect to the sale by the Seller and purchase by the Buyer all of the issued and outstanding shares of PRIMANT A/S, Ny Kongensgade 9, 1472 Copenhagen K, CVR-nr.:
         21319074, (the "Company").

         It is therefore agreed:


         1.       SALE OF SHARES

             The Seller shall sell to the Buyer all of shares nom. DKK 600,000 of the Company (the "Shares"). The Shares constitute all of the authorised and issued shares of the Company.

             Prior to the Buyer's entering into this share purchase agreement the Seller has increased the share capital of the Company by converting debt in the amount of DKK 6,311,839 into share capital in order to create a zero equity. The Buyer is aware of that the authorities have not yet registered the increase.


         2.       PURCHASE PRICE

             The Buyer, in reliance on the representations and warranties of the Seller contained herein and subject to the terms and conditions of this agreement, shall purchase the Shares from the Seller at a total purchase price of DKK 1.00 (one) payable as follows: DKK 1.00
             (one) upon the Closing.


         3.       ACTIONS TO BE TAKEN AT THE CLOSING

             At the Closing, the Seller shall deliver to the Buyer:

             a.   shares for nom. 600,000; and a.
             b.   the register shareholders.

             both duly endorsed for transfer;

             At the Closing, the Buyer shall deliver to the Seller the amount of DKK 1,00 (one).

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         4.       THE CLOSING

             The closing of the transactions contemplated hereby (the "Closing") shall take place at the office of Lindh Stabell Horten A/S, on December 22, 2000.


         5.       BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

             The Buyer warrants to increase the share capital by DKK 1.800,000 after the purchase of the shares.

             At Closing, the Seller and its affiliates (including without limitation Primix Solutions Inc.) shall be released from any and all obligations and liabilities whatsoever, financial or otherwise, to the Company and/or the Buyer.


         6.       SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

             The Shares are owned beneficially and of record by the Seller and are free and clear of all liens, claims and encumbrances.

             At Closing, the Company shall be released from all present financial obligations to the Seller, which to the best of the Seller's knowledge exist.

             The Seller have arranged for an audit of a Balance Sheet as per December 15th 2000 set out in Schedule 1 and represents that there is no material adverse changes to this in relation to the debt or liabilities except from the conversion of debt into equity.


         7.       ENTIRE AGREEMENT

             The Agreement (including any documents referred to in it) sets out the entire agreement and understanding between the Parties or any of them in connection with matters dealt with in this Agreement and supersedes any previous agreement between the Parties in relation to all such matters. Each of the Parties acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties, which is not expressly set out or referred to in this Agreement.

         8.       POST CLOSING CONDITIONS

             Immediately after the Closing the Buyer shall hold an extraordinary general meeting at which it shall be decided to:

             (a) change the board of the Company;
             (b) appoint a new Chief Executive Officer; and

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             (c) change the name of the Company.


         9.       MISCELLANEOUS

             The Buyer acknowledges that:

              - the term "Primant" is a trademark and a company name belonging to the Seller; and

              - neither the Buyer nor the Company has any right, being trademark right or other right to use the name "Primant" after the Closing without obtaining the written approval of the Seller before such use.

             (a) This agreement shall be construed in accordance with the laws of the Kingdom of Denmark as a contract made and to be wholly performed therein.

             (b) Venue shall be the Maritime and Commercial court of Copenhagen, Denmark

             (c) This agreement may not be assigned by the Buyer and any attempted assignment shall be void and of no force or effect. Subject to the foregoing, this agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

             (d) In the event of a dispute between the parties arising from this agreement, the prevailing party shall be entitled to recover as part of the courts decision, reasonable attorney's fees and costs of suit.

             10.  SIGNATURES

             The parties have signed this agreement on the date written above.



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PRIMANT AB                        Incubator IT ApS


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PRIMANT AB